As filed with the Securities and Exchange Commission on May 24, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUGET ENERGY, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1969407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10885 N.E. 4th Street

Bellevue, Washington 98004

(425) 454-6363

(Address, including zip code, and telephone number, including area code of principal executive offices)

PUGET ENERGY, INC. 2005 LONG-TERM INCENTIVE PLAN

(f/k/a PUGET ENERGY, INC. 1995 LONG-TERM INCENTIVE PLAN)

PUGET ENERGY, INC. AMENDED AND RESTATED NONEMPLOYEE DIRECTOR STOCK PLAN

(Full title of the plans)

Jennifer O’Connor

Vice President and General Counsel

Puget Energy, Inc.

10885 N.E. 4th Street

Bellevue, Washington 98004

(425) 454-6363

(Name, address and telephone number, including area code, of agent for service)

Copies to:

ANDREW BOR

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share, together with associated stock purchase rights, under the:
Puget Energy, Inc. 2005 Long-Term Incentive Plan	3,000,000	$22.14	$66,420,000	$7,817.63
Puget Energy, Inc. Amended and Restated Nonemployee Director Stock Plan	250,000	$22.14	$5,535,000	$651.47
Total:	3,250,000		$71,955,000	$8,469.10

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share is estimated to be $22.14 based on the average of the high sales price ($22.25) and the low sales price ($22.02) for the Registrant’s Common Stock as reported by the New York Stock Exchange on May 20, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

There is hereby incorporated by reference in this Registration Statement the following documents heretofore filed with the Securities and Exchange Commission:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 1, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 5, 2005.

(c) The Registrant’s Current Reports on Form 8-K filed on February 2, 2005, February 9, 2005 (except with respect to Items 2.02 and 9.01), March 29, 2005, April 19, 2005, May 13, 2005 and May 19, 2005.

(d) The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K, filed on May 13, 2005 and in the Registration Statement on Form 8-A, filed on January 2, 2001, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF COMMON STOCK.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Section 6 of the Registrant’s bylaws provides for indemnification of the Registrant’s directors and officers to the maximum extent permitted by Washington law.

Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving acts or omissions, intentional misconduct by a director or knowing violations of law by a director or distributions illegal under Washington law, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Article 10 of the Registrant’s articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Officers and directors of the Registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

The above discussion of the WBCA and the bylaws and articles of incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the bylaws and the articles of incorporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS.

EXHIBIT NO.	DESCRIPTION
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Puget Energy, Inc. 2005 Long-Term Incentive Plan (incorporated by reference to Appendix A of the definitive proxy statement filed by the Registrant on March 7, 2005)

99.2	Puget Energy, Inc. Amended and Restated Nonemployee Director Stock Plan (incorporated by reference to Appendix B of the definitive proxy statement filed by the Registrant on March 7, 2005)

ITEM 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 24th day of May, 2005.

PUGET ENERGY, INC.

By:	/s/ Stephen P. Reynolds
Stephen P. Reynolds
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen P. Reynolds and James W. Eldredge, or any of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 24th day of May, 2005.

SIGNATURE	TITLE
/s/ Stephen P. Reynolds	President, Chief Executive Officer, and Director (Principal Executive Officer)
Stephen P. Reynolds

/s/ Bertrand A. Valdman	Senior Vice President Finance and Chief Financial Officer (Principal Financial Officer)
Bertrand A. Valdman

/s/ James W. Eldredge	Vice President, Corporate Secretary and Chief Accounting Officer (Principal Accounting Officer)
James W. Eldredge

/s/ William S. Ayer	Director
William S. Ayer

/s/ Douglas P. Beighle	Director
Douglas P. Beighle

/s/ Charles W. Bingham	Director
Charles W. Bingham

/s/ Phyllis J. Campbell	Director
Phyllis J. Campbell

/s/ Craig W. Cole	Director
Craig W. Cole

/s/ Robert L. Dryden	Director
Robert L. Dryden

/s/ Stephen E. Frank	Director
Stephen E. Frank

/s/ Tomio Moriguchi	Director
Tomio Moriguchi

/s/ Dr. Kenneth P. Mortimer	Director
Dr. Kenneth P. Mortimer

/s/ Sally G. Narodick	Director
Sally G. Narodick

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Puget Energy, Inc. 2005 Long-Term Incentive Plan (incorporated by reference to Appendix A of the definitive proxy statement filed by the Registrant on March 7, 2005)

99.2	Puget Energy, Inc. Amended and Restated Nonemployee Director Stock Plan (incorporated by reference to Appendix B of the definitive proxy statement filed by the Registrant on March 7, 2005)